
                                       Exhibit 11.1
                                    (Amendment No. 1)
     CARRINGTON LABORATORIES, INC., AND SUBSIDIARIES COMPUTATION OF NET INCOME PER
                           COMMON AND COMMON EQUIVALENT SHARE


                           November 30,               December 31,
                           -----------   ----------------------------------------
                              1994          1994          1995           1996
                             ------        ------       --------       -------

   Net Income              $1,421,238    $ (70,069)   $(1,628,267)   $(5,522,672)
   Preferred stock
     dividend requirement
     (Series C)              (125,113)         -         (140,127)       (37,078)
                           -----------   ----------   ------------   ------------
   Net Income (loss) before
     effect of preferred
     stock beneficial
     conversion feature
     (Series E)            $1,296,125    $ (70,069)   $(1,768,394)   $(5,559,750)
                           ===========   ==========   ============   ============
   Preferred stock
     beneficial conversion
     feature (Series E)(1)         -            -             -          (986,204)
                           -----------   ----------   ------------   ------------
   Income (loss) for com-
     puting income per
     common share from
     operations            $1,296,125    $ (70,069)   $(1,786,394)   $(6,575,954)
                           ==========    ==========   ============   ============
   Weighted average common
     and common equivalent
     shares outstanding(2)  7,340,982    7,344,390      7,932,675      8,798,211
                           ===========   ==========   ============   ============
   Net income per common
     and common equivalent
     share outstanding     $      .18    $    (.01)   $      (.22)   $      (.74)
                           ===========   ==========   ============   ============
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[FN]
(1) Net loss per share for the year ended December 31, 1996, gives effect to the accounting treatment announced by the staff of the Securities and
    Exchange Commission relevant to the Company's Series E convertible preferred stock having "beneficial conversion features."  The net loss per share reflects a $986,000 preferred dividend as a result of this treatment.  This treatment reflects the conversion premium as a reduction of net income available to common shareholders between the time it is offered, October 21, 1996, and the first available conversion date,
    December 20,1996, to more closely reflect the evolving accounting literature regarding accounting for beneficial conversion features.

(2) Common stock equivalents have been excluded since the effect of net income
    (loss) per share of their inclusion would be either antidilutive or represent a dilution of less than 3%.

*